CONSENT OF DENNIS W. BERSCH, CPA,
INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus of PVAXX Corporation that is made a part of the Registration Statement (Form SB-2) of PVAXX Corporation for the registration of approximately 23,722,800 shares of its common stock and to inclusion therein of our report dated June 30, 2000, with respect to the financial statements and schedules of PVAXX Corporation, as amended.

/s/ Dennis W. Bersch, CPA
Milwaukee, Wisconsin
July 15, 2000